Exhibit (e)(3)(ii)

NEUBERGER BERMAN EQUITY FUNDS

TRUST CLASS

DISTRIBUTION AND SERVICES AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Focus Fund

Neuberger International Select Fund

Neuberger Large Cap Growth Fund

Neuberger Large Cap Value Fund

Neuberger Mid Cap Intrinsic Value Fund

Neuberger Multi-Cap Opportunities Fund

Neuberger Quality Equity Fund

Neuberger Real Estate Fund

Neuberger Small Cap Growth Fund

Date: December 18, 2025